EXPENSE CAP/REIMBURSEMENT AGREEMENT

     This Agreement is entered into as of the 14th day of February, 2006 between KEELEY ASSET MANAGEMENT CORP. (the "Adviser") and KEELEY FUNDS, Inc. (the "Company") on behalf of KEELEY All Cap Value Fund (the "Fund").

     WHEREAS, the Adviser desires to contractually agree to waive a portion of its advisory fee or reimburse certain of the Fund's operating expenses to ensure that the Fund's total operating expenses do not exceed the level described below.

     NOW THEREFORE, the parties agree as follows:

     The Adviser agrees that until September 30, 2007, the Adviser will reduce its compensation with respect to the Fund as provided for in the Investment Advisory Agreement between the Company and the Adviser dated February 14, 2006, and/or assume expenses for the Fund to the extent necessary to ensure that the Fund's total operating expenses (on an annual basis), exclusive of (i) taxes,
(ii) interest charges, (iii) litigation and other extraordinary expenses, and
(iv) brokers' commissions and other charges relating to the purchase and sale of the Fund's portfolio securities do not exceed 2.00% of the Fund's average daily net assets. Reimbursed expenses will be determined in the following order: organizational, offering and all other expenses.

     The Adviser shall be entitled to recoup such amounts for a period of up to three (3) years following the fiscal year in which the Adviser reduced its compensation and/or assumed expenses for the applicable Fund, provided that the total operating expenses including this recoupment do not exceed the established cap on expenses for that year.



                                      KEELEY FUNDS, INC.

                                      By: /s/ JOHN L. KEELEY, JR.
                                          -----------------------
                                                John L. Keeley, Jr., President



                                      KEELEY ASSET MANAGEMENT CORP.

                                      By: /s/ JOHN L. KEELEY, JR.
                                          -----------------------
                                                John L. Keeley, Jr., President